Exhibit 99.1

SANMINA-SCI CORPORATION ANNOUNCES PROPOSED SETTLEMENT OF

DERIVATIVE LITIGATION

SAN JOSE, CA (March 6, 2009) - Sanmina-SCI Corporation (the “Company”/ Nasdaq GS: SANM) announced today that it has reached a proposed settlement of federal and state derivative litigation originally filed in 2006 relating to certain prior option grant practices of the Company. The proposed settlement has been preliminarily approved by the United States District Court for the Northern District of California, subject to final approval at a hearing scheduled for May 1, 2009. The terms of the proposed settlement are described in a Stipulation of Settlement dated February 26, 2009, which the Company will file with the Securities and Exchange Commission on or before March 6, 2009.

As required by the Court’s order, the Company is hereby providing the following notice of the settlement:

“UNITED STATES DISTRICT COURT

NORTHERN DISTRICT OF CALIFORNIA
SAN JOSE DIVISION

Master Case No.: C-06-03783-JF
IN RE SANMINA-SCI CORP.
DERIVATIVE LITIGATION	NOTICE OF SETTLEMENT

This Document Relates to: All Actions

NOTICE OF SETTLEMENT OF DERIVATIVE ACTIONS

TO:         ALL CURRENT SHAREHOLDERS OF SANMINA-SCI CORPORATION (“SANMINA” OR THE “COMPANY”) COMMON STOCK AS OF FEBRUARY 26, 2009.

PLEASE TAKE NOTICE that the above-captioned shareholder derivative action, as well as the consolidated action pending in the Superior Court of the State of California, County of Santa Clara, In re Sanmina-SCI Corp. Derivative Litigation, Lead Case No. 1:06 SV-071786 (together, the “Actions”), are being settled and the parties have entered into a Stipulation of Settlement dated February 26, 2009 (the “Stipulation”).  The terms of the Settlement set forth in the Stipulation include: (i) a direct financial benefit to Sanmina of over $16.5 million, consisting of the repricing and cancelation of certain defendants’ stock options and cash payments to Sanmina; (ii) the adoption and/or implementation of a variety of corporate governance measures, including enhanced stock option granting and compliance procedures that relate to and address many of the underlying issues in the Actions; and (iii) Sanmina’s payment of Plaintiffs’ Counsel’s attorney fees and expenses in the amount of $4 million.

IF YOU ARE A CURRENT OWNER OF SANMINA COMMON STOCK, YOUR RIGHTS MAY BE AFFECTED BY PROCEEDINGS IN THE LITIGATION.

On May 1, 2009 at 9:00 a.m., a hearing (the “Settlement Hearing”) will be held before the United States District Court for the Northern District of California, 2112 Robert F. Peckham Federal Building and United States Courthouse, 280 South First Street, San Jose, CA 95113, to determine: (i) whether the terms of the Settlement should be approved as fair, reasonable, and adequate; and (ii) whether the above-entitled action should be dismissed on the merits and with prejudice.

Any shareholder of Sanmina that objects to the Settlement of the Actions shall have a right to appear and to be heard at the Settlement Hearing, provided that he or she was a shareholder of record as of February 26, 2009.  Any shareholder of Sanmina who satisfies this requirement may enter an appearance through counsel of such member’s own choosing and at such member’s own expense or may appear on their own.  However, no shareholder of Sanmina shall be heard at the Settlement Hearing unless, no later than 14 days prior to the date of the Settlement Hearing, such shareholder has filed with the Court and delivered to Plaintiffs’ Counsel and counsel for nominal defendant Sanmina a written notice of objection, their grounds for objecting to the Settlement, and proof of both their status as a shareholder and the dates of stock ownership in Sanmina.  Only shareholders who have filed and delivered validly and timely written notices of objection will be entitled to be heard at the Settlement Hearing unless the Court orders otherwise.

If you wish to object to the Settlement, you must file a written objection setting forth the grounds for such an objection with the Court on or before April 17, 2009, with service on the following parties:

COUGHLIN STOIA GELLER RUDMAN & ROBBINS LLP JEFFREY D. LIGHT (159515) Co-Lead Counsel for Plaintiffs in the Federal Derivative Action
FEDERMAN & SHERWOOD WILLIAM B. FEDERMAN SARA E. COLLIER Counsel for Plaintiff Triniia Salehinasab in the State Derivative Action
ROBBINS UMEDA LLP BRIAN J. ROBBINS MARC M. UMEDA Counsel for Plaintiffs Kevin Judd and Gary Bahnmiller in the State Derivative Action
HOGAN & HARTSON LLP NORMAN J. BLEARS MICHAEL L. CHARLSON 525 University Avenue, 2d Floor Palo Alto, California 94301 650.463.4000 Counsel for Nominal Defendant Sanmina-SCI Corporation

Inquiries may be made to Plaintiffs’ Counsel: Rick Nelson, c/o Shareholder Relations, Coughlin Stoia Geller Rudman & Robbins LLP, 655 West Broadway, Suite 1900, San Diego, CA 92101; phone 619-231-1058.

DATED: March 9, 2009	BY ORDER OF THE COURT
UNITED STATES DISTRICT COURT
NORTHERN DISTRICT OF CALIFORNIA
SAN JOSE DIVISION”

About Sanmina-SCI

Sanmina-SCI Corporation is a leading electronics contract manufacturer serving the fastest-growing segments of the global Electronics Manufacturing Services (EMS) market. Recognized as a technology leader, Sanmina-SCI provides end-to-end manufacturing solutions, delivering superior quality and support to OEMs primarily in the communications, defense and aerospace, industrial and medical instrumentation, multimedia, enterprise computing and storage, and automotive technology sectors. Sanmina-SCI has facilities strategically located in key regions throughout the world. More information regarding the company is available at http://www.sanmina-sci.com.